Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated October 3, 2013 to

Pricing Supplement No. 6, dated December 2, 2011 to Prospectus Supplement and Prospectus dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between September 4, 2013 and October 3, 2013:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	85.665%	$4,283,250	September 5, 2013
$3,700,000	84.799%	$3,137,563	September 10, 2013
$4,000,000	84.799%	$3,391,960	September 10, 2013
$30,000,000	84.799%	$25,439,700	September 10, 2013
$3,000,000	85.574%	$2,567,220	September 12, 2013
$6,000,000	83.745%	$5,024,700	September 20, 2013
$3,000,000	83.004%	$2,490,120	September 23, 2013
$5,000,000	84.008%	$4,200,400	September 24, 2013
$3,000,000	84.008%	$2,520,240	September 24, 2013
$2,000,000	83.364%	$1,667,280	September 26, 2013
$2,000,000	83.292%	$1,665,840	October 2, 2013
$5,000,000	83.292%	$4,164,600	October 2, 2013
$5,000,000	83.325%	$4,166,250	October 3, 2013
$5,000,000	83.325%	$4,166,250	October 3, 2013

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$81,700,000	84.315%	$68,885,373	$8,872.44 (1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $26,421.83 that have been paid in respect of the securities covered by pricing supplement No. 6 under the registration statement on Form F-3 (No. 333-178202) of which this pricing supplement is a part. After giving effect to the registration fee for these offerings, $17,549.39 remain available for future offerings for such pricing supplement described above.